Exhibit 99.1

WEX Inc. Completes Successful Term Loan Repricing

Anticipated annualized savings of approximately $11 million in interest

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--July 3, 2017--WEX Inc. (NYSE: WEX), a leading provider of corporate payment solutions (the “Company”), today announced a successful repricing of the secured term loans under its existing credit facility. The lenders have agreed to an amendment that reduces the applicable interest rate margin at current borrowing levels for both LIBOR borrowings and base rate borrowings by (i) 50 basis points for the Company’s tranche A term loans and (ii) 75 basis points for the Company’s tranche B term loans.  The consolidated leverage ratio as defined in the credit facility (i.e., consolidated funded indebtedness to consolidated EBITDA), was also modified for purposes of calculating the interest rate margin for tranche A term loans and revolving loans and determining compliance with the financial covenant by allowing the Company to exclude up to $75 million of certain corporate cash balances for purposes of determining consolidated funded indebtedness.

The applicable interest rate margin for the tranche A term loans will continue to be determined based on the Company’s consolidated leverage ratio, with the interest rate margin initially set at 2.75% for LIBOR borrowings, and 1.75% for base rate borrowings. The applicable interest rate margin for the tranche B term loans will no longer be determined based on the Company’s consolidated leverage ratio and will instead be set at 2.75% for LIBOR borrowings, and 1.75% for base rate borrowings.

In connection with the execution of the Repricing Amendment, the Company paid certain customary fees and expenses of Bank of America, N.A. in its capacity as administrative agent, joint lead arranger and joint bookrunner.  MUFG Union Bank, N.A., SunTrust Robinson Humphrey, Inc., and Citizens Bank, N.A., also acted as joint lead arrangers and joint bookrunners, and Bank of Montreal acted as documentation agent.

The Company expects annual interest savings to be approximately $11 million from this repricing based on current debt balances and LIBOR rates.

About WEX Inc.

WEX Inc. (NYSE: WEX) is a leading provider of corporate payment solutions. From its roots in fleet card payments beginning in 1983, WEX has expanded the scope of its business into a multi-channel provider of corporate payment solutions representing more than 10 million vehicles and offering exceptional payment security and control across a wide spectrum of business sectors. WEX serves a global set of customers and partners through its operations around the world, with offices in the United States, Australia, New Zealand, Brazil, the United Kingdom, Italy, France, Germany, Norway, and Singapore. WEX and its subsidiaries employ more than 2,700 associates. The Company has been publicly traded since 2005, and is listed on the New York Stock Exchange under the ticker symbol “WEX.” For more information, visit www.wexinc.com and follow WEX on Twitter at @WEXIncNews.

Safe Harbor Statement
Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s beliefs and assumptions. There can be no assurance that the Company will be able to complete the Potential Repricing. We cannot guarantee that we actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the ability to successfully integrate the Company's acquisitions, including Electronic Funds Source LLC's operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's failure to successfully operate and expand ExxonMobil's European and Asian commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems or those of our third-party service providers and any resulting negative impact on our reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation. There are a number of other important risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in our Form 10-K for the fiscal year ended December 31, 2016 and our quarterly report on Form 10-Q for the three months ended March 31, 2017.

We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
News media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investors:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com